Exhibit 99.1

Talend S.A. Announces €125 Million Convertible Notes Offering

REDWOOD CITY, Calif. – September 4, 2019 – Talend S.A. (NASDAQ: TLND) today announced its intention to offer, subject to market conditions and other factors, €125 million aggregate principal amount of convertible senior notes due 2024 (the “notes”), in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). Talend also intends to grant the initial purchasers of the notes a 13-day option to purchase up to an additional €18.75 million aggregate principal amount of the notes.

The notes will be senior, unsecured obligations of Talend, and interest will be payable semi-annually in arrears. The notes will be convertible into cash in euros, Talend’s ordinary shares to be delivered in the form of American Depositary Shares (“ADSs”), each ADS representing one ordinary share, nominal value €0.08 per share, or a combination thereof, at Talend’s election. The interest rate, initial conversion rate, repurchase or redemption rights and other terms of the notes are to be determined upon pricing of the offering.

Talend intends to use the net proceeds from this offering for working capital and other general corporate purposes, which may include capital expenditures, potential acquisitions and strategic transactions. Talend does not have any specific planned acquisitions or strategic transactions at this time.

The notes will only be offered to qualified institutional buyers pursuant to Rule 144A under the Act. The notes, any ADSs deliverable upon conversion of the notes, and the ordinary shares represented by such ADSs, have not been, and will not be, registered under the Act or the securities laws of any other jurisdiction, and the notes, any ADSs deliverable upon conversion of the notes, and the ordinary shares represented by such ADSs, may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

Investor contact:

Lisa Laukkanen or Lauren Sloane

The Blueshirt Group for Talend

415-217-2632

ir@talend.com

Media contact:

Chris Taylor

Vice President, Corporate Communications

650-268-5024

ctaylor@talend.com